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                            STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement ("Agreement") is made as of October 31, 1997, by and among WASHINGTON MORTGAGE FINANCIAL GROUP, LTD., a Delaware corporation ("Purchaser"), THE ROBERT C. WILSON COMPANY, a Texas corporation (the "Company"), and each of the following natural persons, two (2) of whom are resident in the State of Texas: ROBERT C. WILSON, III ("Wilson") and HARRY D. HOPSON, JR. ("Hopson"), and JOHN C. SMECK, III ("Smeck), who is a resident of Arizona. (The aforesaid natural persons are individually a "Seller" and collectively, the "Sellers".)

                                    RECITALS

        The Company is wholly owned by the Sellers and is engaged in the commercial mortgage banking business.

        Each of the Sellers owns the following percentage of Shares: (i) Wilson:
68.75%; (ii) Hopson: 25%; and (iii) Smeck: 6.25%.

        Sellers desire to sell, and Purchaser desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company, i.e., 61,322 shares, for the consideration and on the terms set forth in this Agreement.

        The parties hereto believe that the purchase and sale of the Shares will provide mutual benefits to the Purchaser and to the Sellers.

        NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, the parties, intending to be legally bound, agree as follows:

1.      DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "ACQUIRED COMPANIES"--the Company and its Subsidiaries, collectively.

        "APPLICABLE CONTRACT"--any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

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        "BALANCE SHEET"--as defined in Section 3.4.

        "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to initiate litigation.

        "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or material breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, material breach, failure, claim, occurrence, or circumstance.

        "CLOSING"--as defined in Section 2.3.

        "CLOSING DATE"--the date and time as of which the Closing actually takes place.

        "COLLATERAL"--the real and personal property securing a Mortgage Loan or a bond, mortgage-backed security or other obligation relating to a Mortgage Loan.

        "COMPANY"--the Company as defined in the Recitals of this Agreement and each of its Subsidiaries.

        "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

            (a)   the sale of the Shares to Purchaser;

            (b) the execution, delivery, and performance of the Employment Agreements and the Sellers' Releases;

            (c) the performance by Purchaser and Sellers of their respective covenants and obligations under this Agreement; and

            (d) Purchaser's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

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        "CONTRACT"--any agreement, contract, obligation, promise, or undertaking
(whether written or oral and whether express or implied) that is legally binding.

        "DAMAGES"--as defined in Section 10.2.

        "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

        "EMPLOYMENT AGREEMENTS"--as defined in Section 2.4(a)(iii).

        "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

            (a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

            (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

            (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

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        The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.Section9601 et seq., as amended ("CERCLA").

        "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

            (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

            (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (e) protecting resources, species, or ecological amenities;

            (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

            (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

            (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

        "FANNIE MAE"--Fannie Mae or any successor organization.

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        "FHA"--the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA regulations.

        "FHA LOAN"--a Mortgage Loan insured in whole or in part by the FHA.

        "FLOW SERVICING AGREEMENT"--an agreement between the Company and a Mortgage originator setting forth the terms and conditions under which the Company agrees to buy loan servicing rights from the Mortgage originator.

        "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

        "GNMA"--the Government National Mortgage Association, an agency within HUD, or any successor thereto and including the Secretary of HUD where appropriate under the HUD regulations.

        "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "GOVERNMENTAL BODY"--any:

            (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (b) federal, state, local, municipal, foreign, or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            (d) multi-national organization or body; or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

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        "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

        "HUD"--the United States Department of Housing and Urban Development, or any successor thereto or to the Secretary of HUD where appropriate under the laws of the United States.

        "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

        "INTERIM BALANCE SHEET"--as defined in Section 3.4.

        "INVESTOR"--FHA, GNMA, Fannie Mae and Freddie Mac or any private or public Person for which the Company or any of its Subsidiaries is originating and/or servicing (or to the extent of any continuing obligation, has in the past originated or serviced) Mortgage Loans pursuant to either a Mortgage Servicing Agreement or any other agreement with the Investor.

        "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

        "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        "KNOWLEDGE"--an individual will be deemed to have "Knowledge" or "knowledge" of a particular fact or other matter if:

            (a) such individual is actually aware of such fact or other matter;
or

            (b) a prudent individual could be expected to become aware of such fact or other matter in the course serving as an officer or director of the Company.

            A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.


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        "LIEN"--all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

        "LOAN DOCUMENTS"--any Mortgage Note or Mortgage or similar instrument, and all amendments thereto, evidencing or securing a Mortgage Loan, including hard copies where available, and all machine-readable copies on any media.

        "MORTGAGE"--a mortgage, deed of trust, security deed or other security instrument on real property securing a Mortgage Note.

        "MORTGAGE LOAN"--a mortgage loan evidenced by a Mortgage Note and secured by a Mortgage which is either an Owned Mortgage Loan or a Mortgage Loan in the Mortgage Servicing Portfolio.

        "MORTGAGE LOAN FILE"--the underwriting, credit and closing documentation, custodial documents, escrow documents, and all other documents in the possession of the Company pertaining to a Mortgage Loan or reasonably necessary for prudent servicing of a Mortgage Loan, or as may be specifically required by any Investor.

        "MORTGAGE NOTE"--a written promise to pay a sum of money at a fixed or variable interest rate during a specified term evidencing a Mortgage Loan.

        "MORTGAGE SERVICING AGREEMENT"--an agreement between the Company and an Investor or a servicer or other party setting forth the terms and conditions under which Mortgage Loans or other obligations relating to Mortgage Loans have been and are to be serviced or subserviced and which may be incorporated in general guidelines and issuances of an Investor.

        "MORTGAGE SERVICING PORTFOLIO"--as of the date of this Agreement, all the Mortgage Loans which have been, are and, subject to existing Mortgage Servicing Agreements, are to be serviced or subserviced by the Company, other than the Owned Mortgage Loans, as more particularly identified on Schedule 3.24, and, from time to time after the date of this Agreement, as and when Owned Mortgage Loans are delivered to Investors, such previously Owned Mortgage Loans as well.

        "NATIONAL HOUSING ACT"--the National Housing Act of 1934, as amended.

        "NON-ORIGINATED MORTGAGE LOANS"--all Mortgage Loans with respect to which none of the Acquired Companies was the initial mortgagee of record.

        "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

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        "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

            (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

            (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

            (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation;

            (b) the partnership agreement and any statement of partnership of a general partnership;

            (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;

            (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

            (e) any amendment to any of the foregoing.

        "ORIGINATED MORTGAGE LOANS"--all Mortgage Loans other than Non-Originated Mortgage Loans.

        "OWNED MORTGAGE LOANS"--all the Mortgage Loans the legal and/or beneficial ownership interests in which are vested in the Company (or any of its Subsidiaries) as of the date of this Agreement. For the purpose of this Agreement, Owned Mortgage Loans shall not include Mortgage Loans backed by mortgage pass-through certificates guaranteed by GNMA (since such Mortgage Loans are transferred in trust to the owner of the related GNMA guaranteed mortgagebacked securities.)

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        "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "PURCHASER"--as defined in the first paragraph of this Agreement.

        "RELATED PERSON"--with respect to a particular individual:

            (a) each other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

            (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

            (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b) any Person that holds a Material Interest in such specified Person;

            (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

            (d) any Person in which such specified Person holds a Material Interest;

            (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (f) any Related Person of any individual described in clause (b) or
(c).

            For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse [and former spouses],
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or

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indirect beneficial ownership (as defined in Rule 13d-3 under the Securities
Exchange Act of 1934) of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person.

        "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

        "REO"--real estate obtained by the Company in its name (or in the name of its Subsidiaries) or on behalf of Investors in connection with foreclosure proceedings or deed in lieu of foreclosure proceedings on Mortgage Loans.

        "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "SELLERS"--as defined in the first paragraph of this Agreement.

        "SELLERS' RELEASES"--as defined in Section 2.4.

        "SERVICING RIGHTS"--the right to receive the servicing fee income and any other income arising from or connected to the Mortgage Servicing Agreements or the servicing of the Mortgage Loans in the Mortgage Servicing Portfolio.

        "SHARES"--as defined in the Recitals of this Agreement.

        "SUBSIDIARY"--(i) each corporation in which a Person owns or controls, directly or indirectly, capital stock representing more than 10% of the outstanding voting stock and (ii) each other partnership, joint venture, limited liability company or partnership or other business entity in which a Person owns or controls, directly or indirectly, an equity, ownership or equivalent interest representing more than 10% of the voting rights or interests therein.

        "TAX" OR "TAXES"--any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed on the Company or for which the Company is liable, including any interest, penalty, or addition thereto, whether disputed or not.

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        "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.      SALE AND TRANSFER OF SHARES; CLOSING

        2.1   SHARES

        Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from Sellers.

        2.2   PURCHASE PRICE

              (a) The purchase price (the "Purchase Price") for the Shares will be FOUR MILLION AND NO/100 DOLLARS ($4,000,000), and shall be payable to the Sellers pursuant to the written instructions of the Sellers as follows: (i) $3,200,000 of the Purchase Price (the "Initial Portion") shall be paid by Purchaser in immediately available funds to Sellers at the Closing, and (ii) the remaining $800,000 of the Purchase Price (the "Deferred Portion") shall be payable by Purchaser to Sellers after the Closing Date in immediately available funds in three (3) installments as follows: (A) $266,667 upon the receipt after the Closing Date by the Company of loan origination fees and loan brokerage fees as more specifically described below (the "Fees") in the aggregate amount of at least [ * ] (B) an additional $266,667 upon the receipt after the Closing Date by the Company of Fees in the aggregate amount of [ * ] and (C) an additional $266,666 upon the receipt after the Closing Date by the Company of Fees in the aggregate amount of [ * ] Purchaser's obligation to pay any or all of the Deferred Portion shall terminate as of the first day of the [ * ] after the Closing Date (the "Deferral Termination Date"). The Deferred Portion shall bear interest at the annual rate of six and one-half percent (6.50%) and such interest shall accumulate and be payable by Purchaser to Sellers (x) at the time of the final payment of the Deferred Portion, or (y) on the Deferral Termination Date, whichever occurs first, even if only a portion of the Deferred Portion is actually due and paid to the Sellers. The aforesaid interest shall be calculated on the amount of the Deferred Portion actually due and paid by Purchaser to Sellers. For purposes of this Agreement, "Fees" shall mean those fees payable to, and received and retained by, the Company after the Closing Date and which are generated by or originated by employees of the Company who were employees of the Company as of the Closing Date (the "Former Employees") and which are included in any of the following categories: (1) loan placement or brokerage fees with respect to both new mortgage loans and refinanced Mortgage Loans, (2) equity placement or brokerage fees, (3) real estate brokerage fees and tenant representation fees, (4) asset management, including mortgage servicing, fees, (5) [ * ] and (6) loan assumption fees with respect to both new mortgage loans and refinanced Mortgage Loans. All Fees shall be net of any amounts payable by the Company to third-party brokers or correspondents. The Former Employees are identified on EXHIBIT 2.2(a). Prior to the Deferral Termination Date, none of such persons listed on Exhibit 2.2(a) may be terminated by the Company without cause. If any of the Former Employees are terminated without cause by the Company prior to the Deferral Termination Date, then any unpaid portion of the Deferred Portion shall be immediately due and payable to the Sellers. In the event that any of the Former Employees are no longer employed by the Company prior to the Deferral Termination Date for any reason, then any person replacing such Former Employee shall be deemed to be a Former Employee for the purposes of computing the Fees pursuant to this
Section 2.2(a).

                                    [ * ]

              Notwithstanding anything in this Section 2.2(a) to the contrary, in the event that the Servicing Agreements between the Company and (i) Equitable Life Insurance Company of Iowa, (ii) USG Annuity & Life Company, and
(iii) Golden American Life Insurance Company are terminated, then, from and after the termination of said Servicing Agreements, the value of (A) the Merrill Lynch Accounts, and (B) any mortgage servicing accounts obtained by the Company after the Closing Date for free shall not be included in the calculation of Fees as provided in Section 2.2(a)(5) until such time as the combined value of (A) and (B) exceeds $75,824,595.70, after which time the value of (A) and (B) shall resume being included in the calculation of Fees.

              (b) If, at any time during the period from the Closing Date to six (6) months after the Deferral Termination Date, Sellers believe that the threshold amount(s) of Fees for the Deferred Portion have been achieved and the Purchaser and the Company do not agree, then Sellers shall notify Purchaser and the Company in writing ("Disapproval Notice") that Sellers disagree with the Company's calculation of the Fees. The Disapproval Notice shall state with reasonable specificity the particular objections to the Company's calculation of the Fees. The Purchase, the Company and the Sellers agree to endeavor in good faith to resolve any disputes with respect to the calculation of Fees. In the absence of such mutual resolution of any disputed Fees, and if the Purchaser does not pay the Sellers the disputed amount of the Deferred Portion within fifteen (15) days of the Purchaser's and Company's receipt of the Disapproval Notice, then the Sellers shall select an independent certified public accounting firm (the "CPA"), and the Company may simultaneously select the accounting firm of KPMG Peat Marwick (the "Auditors") to resolve the disputed matters within thirty (30) days after such selection. The decision of the CPA, or in the event that the Purchaser opts to select the Auditors to participate, the mutual decision of the CPA and the Auditors, shall be final, conclusive and binding upon the Purchaser, the Company and the Sellers. If the Company selects the Auditors to participate in the dispute resolution, and a mutual decision of the Auditors and the CPA cannot resolve the disputed matters, then the CPA and the Auditors shall select an independent certified public accounting firm (the "Arbitrator") to arbitrate the disputed matters and to resolve the disputed matters within thirty (30) days after such selection. The decision of the Arbitrator shall be final, conclusive and binding upon the Purchaser, the Company and the Sellers. If as a result of the final decision, the Fees are increased, the Fees and expenses of the CPA, the Auditors and the Arbitrator shall be borne by the Purchaser, otherwise the expenses of the CPA, the Auditors and the Arbitrator shall be borne by the Sellers.

              (c) Notwithstanding anything in this Agreement to the contrary, in the event that a change in the ownership of the Purchaser occurs prior to the Deferral Termination Date such that any Person owns capital stock of the Purchaser representing more than fifty percent (50%) of the outstanding voting stock of the Purchaser, then any unpaid part of the Deferred Portion shall immediately become due and payable to the Sellers.

              (d) Notwithstanding anything in this Agreement to the contrary, the Purchaser agrees to cause the board of directors of the Company to include each of the Sellers as directors of the Company at least for that period of time from the Closing Date through the earlier of (i) the Deferral Termination Date or (ii) the payment in full of the Deferred Portion.


----------------------------
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, market by "*" have been seperately filed with the commission.

        2.3   CLOSING

        The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Krooth & Altman in Washington, D.C. at 10:00 a.m. (local time) on November 6, 1997 (the "Closing Date"). Notwithstanding anything in this Agreement to the contrary, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will result in the termination of this Agreement and will relieve all parties of any and all obligations under this Agreement except for those arising under Section 11.3.

        2.4   CLOSING OBLIGATIONS

        At the Closing:

              (a)   Sellers will deliver to Purchaser:

                    (i) certificates representing the Shares, duly endorsed by the respective Seller (or accompanied by duly executed stock powers) for transfer and assignment to Purchaser;

                    (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

                    (iii) employment agreements containing noncompetition covenants in the form of Exhibit 2.4(a)(iii), executed by Sellers (collectively, "Employment Agreements"); and

                    (iv) a certificate executed by Sellers representing and warranting to Purchaser that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Purchaser prior to the Closing Date in accordance with
Section 5.5);

                    (v) the written Consents of each of the Company's Investors listed in Schedule 3.27(c) of the Disclosure Letter, and of each agency or instrumentality listed in Schedule 3.14 of the Disclosure Letter, consenting to the purchase and sale contemplated by this Agreement; and

                    (vi) evidence reasonably satisfactory to the Purchaser that the line of credit from Compass Bank to the Company (the "Line of Credit") has been terminated and that Wilson has been released by said bank from his guaranty of the Line of Credit. Sellers represent and warrant the outstanding balance on the Line of Credit is $60,326.25, and Purchaser acknowledges and agrees that said balance may be paid prior to the Closing Date from monies of the Company.

              (b)   Purchaser will deliver to Sellers:

                    (i) the following amount by wire transfer to account(s) specified by the Sellers in writing: $3,200,000;

                    (ii) a certificate executed by Purchaser to the effect that, except as otherwise stated in such certificate, each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                    (iii) the Employment Agreements, executed by Purchaser.


3.      REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers jointly and severally represent and warrant to Purchaser as follows, provided however, that the representations and warranties of Smeck with respect to the Company and Acquired Company or Acquired Companies shall be limited to The Robert C. Wilson Company - Arizona.:

      3.1   ORGANIZATION AND GOOD STANDING

            (a) Schedule 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification.

            (b) Sellers have delivered to Purchaser copies of the Organizational Documents of each Acquired Company, as currently in effect.

      3.2   AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by each of the Sellers of the Employment Agreements (the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

            (b) Except as set forth in Schedule 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of the Acquired Companies, or
(B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

                    (ii) to the Knowledge of the Sellers, after diligent inquiry, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Sellers, or any of the assets owned or used by any Acquired Company, may be subject;

                    (iii) to the Knowledge of the Sellers, after diligent inquiry, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                    (iv) cause Purchaser or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

                    (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                    (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                    (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

        Except as set forth in Schedule 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person other than each of the Sellers in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3   CAPITALIZATION

        The authorized equity securities of the Company consist of 202,000 shares of common stock, par value $1.00 per share, of which 61,322 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The Shares are owned by the following Sellers in the following amounts: Wilson - 42,159 shares (68.75%); Hopson - 15,330 shares (25%); and Smeck - 3,833 shares (6.25%). As of the Closing Date, with the exception of the Shares which are owned by Sellers, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. As of the Closing Date, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

        3.4   FINANCIAL STATEMENTS

        Sellers have delivered to Purchaser: (a) audited consolidated balance sheets of the Acquired Companies as at August 31 in each of the years 1994 through 1996, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of John James (with respect to 1994 and 1995), and Harper & Pearson Company (with respect to 1996), independent certified public accountants, (b) an audited consolidated balance sheet of the Acquired Companies as at August 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Harper & Pearson Company, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the one (1) month then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this
Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

        3.5   BOOKS AND RECORDS

        The books of account, minute books, stock record books, and other records of the Acquired Companies, complete and accurate copies of all of which have been delivered to Purchaser with or prior to the delivery of the Disclosure Letter, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

        3.6   TITLE TO PROPERTIES; ENCUMBRANCES

        Schedule 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Purchaser copies of all Leases and copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        3.7   CONDITION AND SUFFICIENCY OF ASSETS

        To the Knowledge of the Sellers, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

        3.8   ACCOUNTS RECEIVABLE

        All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable, except as disclosed on Schedule 3.8. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

        3.9   INVENTORY

        All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market value. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

        3.10  NO UNDISCLOSED LIABILITIES

        Except as set forth in Schedule 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

        3.11  TAXES

              (a) The Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Purchaser copies of, and Schedule 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since August 31, 1994. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Schedule 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the 0Interim Balance Sheet.

              (b) The United States federal and state Tax Returns of each Acquired Company subject to Taxes have not been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through August 31, 1992, or Schedule 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings.
Schedule 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since 1992, and the resulting deficiencies proposed by the IRS. Except as described in
Schedule 3.11 of the Disclosure Letter, No Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

              (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) in all material respects for payment of all accrued and unpaid federal, state, county, local, and foreign taxes for the period then ended and for all prior periods. Federal income Tax Returns of the Sellers have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the best knowledge of the Sellers, threatened. The Sellers have filed or has obtained presently effective extensions with respect to all Federal, state, county, local, and foreign tax returns that are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to the Sellers. The Sellers' net operating losses for federal income tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which the Sellers are a party or by which it is otherwise bound will not have the effect of limiting the Sellers' ability to use such net operating losses in full to offset such taxable income and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Schedule 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

              (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Purchaser), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Purchaser) has sold or will sell any property or assets to Purchaser or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Purchaser. Schedule 3.11 of the Disclosure Letter lists all such target affiliates.

        3.12  NO MATERIAL ADVERSE CHANGE

        Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

        3.13  ERISA AND EMPLOYEE BENEFITS

              (a) Schedule 3.13 of the Disclosure Letter contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA, and of all other employee compensation plans, programs, agreements or arrangements, currently maintained by the Company or any trade or business, whether or not incorporated, which is part of a controlled group within the meaning of Section 414(b), (c) or (m) of the Code with the Company (collectively, the "Company Group"), or under which any member of the Company Group has any liability in respect of current or former employees (collectively, the "Company Plans"). All the Company Plans which constitute employee "pension plans" as defined in Section 3(2) of ERISA are referred to herein as the "the Company Pension Plans." Each of the Company Plans is in compliance in all material respects with the terms thereof and the applicable provisions of

ERISA and the Code, including any applicable qualification requirements of the Code. The Company Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Company Pension Plan, and the Company Group has not incurred, and the Company Group does not have any knowledge of any event or condition which would cause the Company Group to incur, any liability to the Pension Benefit Guaranty Corporation, any trustee under Section 4049 of ERISA, or any Company Pension Plan in connection with the termination of any Company Pension Plan under Title IV of ERISA. No Company Pension Plan has an accumulated or waived funding deficiency, or has applied for an extension of any amortization period within the meaning of Section 412 of the Code and no event or condition exists which could be deemed a reportable event within the meaning of Section 4043 of ERISA. Each Company Pension Plan which is intended to be a qualified plan under Section 401 (a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service. The Company has previously delivered to the Purchaser with respect to each Company Plan, true and correct copies of (A) each Company Plan (or, in the case of an oral or informal Company Plan, a written description thereof); (B) the most recent annual report (Form 5500 series); (C) the most recent actuarial valuation report; and (iv) the most recent Summary Plan Description, as described in Section 102(a)(1) of ERISA.

              (b) The actuarial present value of accrued benefits (both vested and unvested) of Company Pension Plans subject to Title IV of ERISA does not exceed the assets of such Company Pension Plans based upon the actuarial assumptions used in funding such plan for the 1996 valuation, which assumptions are reasonable in light of the experience of such plan.

              (c) Except as set forth on Schedule 3.13 of the Disclosure Letter, there are no pending claims or lawsuits which have been asserted or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate, are not material) against the assets of any of the Company Plans or against the Company Group or any fiduciary of the Company Plans with respect to the Company Plans.

              (d) As of the date hereof, there are no benefits to be provided to current or future retirees under any "welfare benefit plans" within the meaning of Section 3(1) of ERISA which are maintained by the Company Group.

              (e) The Company Group has not maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and no withdrawal liability has been incurred by or asserted against any of the Company Group with respect to a withdrawal from any multiemployer pension plan, and the Company Group does not have any knowledge of any event of condition which would cause any of the Company Group to incur any such withdrawal liability.

              (f) Except as set forth in Schedule 3.13 of the Disclosure Letter, no Company Plan exists which would result in the payment to any individual of any money or other property or rights or accelerate or provide any other rights or benefits to any individual as a result of the transactions contemplated by this Agreement.

        3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

        (a)   Except as set forth in Schedule 3.14 of the Disclosure Letter:

              (i) each Acquired Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

              (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

              (iii) no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        (b) Schedule 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Schedule 3.14 of the Disclosure
Letter:

              (i) each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14 of the Disclosure Letter;

              (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule
3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Letter;

              (iii) no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

              (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule
3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        The Governmental Authorizations listed in Schedule 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

        3.15  LEGAL PROCEEDINGS; ORDERS

              (a) Except as set forth in Schedule 3.15 of the Disclosure Letter, there is no pending Proceeding against either any Acquired Company or any of the Sellers:

                    (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

                    (iii) that challenges the right of any of the Sellers to enter into or perform its obligations under this Agreement; or

                    (iv) relating to any matters arising by reason of the past employment relationships of any of the Sellers or of any of the Company's employees.

              To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15 of the Disclosure Letter. The Proceedings listed in Schedule 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

              (b) Except as set forth in Schedule 3.15 of the Disclosure Letter:

                    (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                    (ii) No Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                    (iii) to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

              (c)   Except as set forth in Schedule 3.15 of the Disclosure
Letter:

                    (i) each Acquired Company and each of the Sellers is in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                    (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, or any of the Sellers are subject; and

                    (iii) no Acquired Company or any of the Sellers has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

        3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS

        Except as set forth in Schedule 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

              (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

              (b) amendment to the Organizational Documents of any Acquired Company;

              (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

              (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

              (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

              (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000.00

              (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

              (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $10,000.00.

              (i) material change in the accounting methods used by any Acquired Company; or

              (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

        3.17  CONTRACTS; NO DEFAULTS

        (a) Schedule 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Purchaser true and complete copies, of:

              (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $10,000.00;

              (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $10,000.00;

              (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000.00;

              (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000.00 and with terms of less than one year);

              (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

              (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

              (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

              (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

              (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

              (x) each power of attorney that is currently effective and outstanding;

              (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

              (xii) each Applicable Contract for capital expenditures in excess of $10,000.00;

              (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

              (xiv) each Owned Mortgage Loan and any Servicing Agreements and escrow agreement relating thereto;

              (xv) each Applicable Contract with each of the Company's Investors, and

              (xvi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing;

        Schedule 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies' office where details relating to the Contracts are located.

        (b)   Except as set forth in Schedule 3.17(b) of the Disclosure Letter:

              (i) no Seller (and no Related Person of Sellers) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

              (ii) no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

        (c) Except as set forth in Schedule 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Schedule 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

        (d)   Except as set forth in Schedule 3.17(d) of the Disclosure Letter:

              (i) each Acquired Company is and at all times has been in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

              (ii) each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

              (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

              (iv) no Acquired Company has given to or received from any other Person at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

        (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

        (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

        3.18  INSURANCE

              (a)   Sellers have delivered to Purchaser:

                    (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the seven (7) years preceding the date of this Agreement;

                    (ii) true and complete copies of all pending applications for policies of insurance; and

                    (iii) any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

              (b)   Schedule 3.18(b) of the Disclosure Letter describes:

                    (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

                    (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                    (iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

              (c) Schedule 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the seven (7) preceding policy years:

                    (i)  a summary of the loss experience under each policy;

                    (ii) a statement describing each claim under an insurance policy which sets forth:

                         (A) the name of the claimant;

                         (B) a description of the policy by insurer, type of
insurance, and period of coverage; and

                         (C) the amount and a brief description of the claim;
and

                   (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            (d)    Except as set forth on Schedule 3.18(d) of the Disclosure
Letter:

                    (i) All policies to which any Acquired Company is a party or that provide coverage to Sellers, any Acquired Company, or any director or officer of an Acquired Company:

                         (A) are valid, outstanding, and enforceable;

                         (B) are issued by an insurer that is financially sound
and reputable;

                         (C) taken together, provide adequate insurance coverage
for the assets and the operations of the Acquired Companies [for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies] [for all risks to which the Acquired Companies are normally exposed];

                         (D) are sufficient for compliance with all Legal
Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

                         (E) will continue in full force and effect following
the consummation of the Contemplated Transactions; and

                         (F) do not provide for any retrospective premium
adjustment or other experienced-based liability on the part of any Acquired Company.

                    (ii) No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                    (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                    (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.19  ENVIRONMENTAL MATTERS

      Except as set forth in part 3.19 of the disclosure letter:

              (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

              (b) There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

              (c) No Seller or Acquired Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

              (d) No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

              (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

              (f) There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

              (g) Sellers have delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

        3.20  EMPLOYEES

              (a) Schedule 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employee; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

              (b) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

              (c) Schedule 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

        3.21  LABOR RELATIONS; COMPLIANCE

        No Acquired Company has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

        3.22  INTELLECTUAL PROPERTY

              (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

                    (i) the name [the Company's name], all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                    (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                    (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                    (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

                    (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

              (b) Agreements--Schedule 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which an Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

              (c)   Know-How Necessary for the Business

                    (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                    (ii) Except as set forth in Schedule 3.22(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

              (d)   Patents

                    (i) Schedule 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                    (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                    (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

                    (iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                    (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

              (e)   Trademarks

                    (i) Schedule 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                    (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                    (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                    (iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                    (v) No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                    (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

              (f)   Copyrights

                    (i) Schedule 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                    (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                    (iii) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                    (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

              (g)   Trade Secrets

                    (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                    (ii) Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                    (iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

        3.23  CERTAIN PAYMENTS

        No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

        3.24  DISCLOSURE

              (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

              (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

              (c) Sellers have no Knowledge of any fact that has specific application to Sellers or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

        3.25  RELATIONSHIPS WITH RELATED PERSONS

        Except as set forth in Schedule 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company owns, or has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in Schedule 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

        3.26  BROKERS OR FINDERS

        Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        3.27  MORTGAGE LOANS AND SERVICING RIGHTS

              (a) The Acquired Company is (i)a GNMA approved issuer in good standing, (ii) an FHA-approved mortgagee in good standing, (iii) a Fannie Mae and a Freddie Mac approved seller/servicer in good standing, and (iv) in full compliance with all of the material provisions contained in the applicable GNMA, FHA, Freddie Mac and Fannie Mae guides, any subsequent amendments in or to any of them, and all other applicable regulations, and with the requirements of all Investors. Except as set forth on Schedule 3.27 (a) of the Disclosure Letter, neither the Company nor any of the Sellers have at any time in the past received notice from any Investor or from any governmental, quasi-governmental or private agency of pending or threatened actions or investigations which would question the status of the Company as an approved mortgagee, seller/servicer or issuer as provided in this Section. No outstanding claims exist against the Company (directly or indirectly) from or through GNMA, FHA, Fannie Mae, Freddie Mac or any Investors (including, without limitation, claims under FHA multifamily co-insurance program). No event has occurred which, with the passage of time or the giving of notice, or both, would result in the loss by the Company of its qualification as an approved mortgagee, seller/servicer or issuer as set forth in this Section or of the Company or any officer, director or employee of the Company as a contractor or as a Person otherwise permitted to transact business with any Investor.

              (b) Set forth on Schedule 3.27(b) of the Disclosure Letter is a complete and correct list, as of the date of this Agreement, of all Owned Mortgage Loans, the aggregate unpaid principal of each Owned Mortgage Loan, the Investor and the PMI (if applicable) with respect to each Owned Mortgage Loan, the interest rate, maturity date, amendments, adjustment dates and terms (if applicable), debt service coverage ratios, loan to value ratios, lock-out dates, prepayment penalties, yield maintenance fees, servicing fees, current and previous default status (including, without limitation, workouts and threatened defaults), amounts of balloon payments, if any, due on maturity, descriptions of any additional Collateral beyond real property, fixtures and leases, and other material terms of each Owned Mortgage Loan, and all other information reasonably required by the Purchaser.

              (c) Set forth on Schedule 3.27(c) of the Disclosure Letter is a true and complete list of each Investor with which the Company has a Mortgage Servicing Agreement or an agreement for the acquisition of Mortgage Loans originated or brokered by the Company ("Correspondent Agreements"), listing for each such Investor the Investor's name and address, and, as applicable, the aggregate principal amount and number of Mortgage Loans subject to a

Mortgage Servicing Agreement or a Correspondent Agreement, the weighted average servicing rate, the unpaid principal balance, the overall interest payable by the borrower, the maturity date, amendments, adjustment dates and terms (if applicable), debt service coverage ratios, loan to value ratios, lock-out dates, prepayment penalties, yield maintenance fees, servicing fees, current and previous default status (including, without limitation, workouts and threatened defaults), amounts of balloon payments, if any, due on maturity, descriptions of any additional Collateral beyond real property, fixtures and leases, the applicable aggregate escrow balance under each such Mortgage Servicing Agreement, and other material terms, and listing for the Mortgage Servicing Portfolio interest rates by group and principal balances by age. The Sellers have made available to the Purchaser true and complete copies of each Mortgage Servicing Agreement and Correspondent Agreement, and all amendments, modifications and extensions thereof.

              (d) Each Originated Mortgage Loan, the related Loan Documents and Loan Files have complied with (i) all Legal Requirements applicable to such Mortgage Loan and (ii) the terms of any sales contracts with Investors by which the Mortgage Loans were transferred to the Investors ("Correspondent Agreements") and any schedule, statement or certificate furnished to the Investors pursuant to any of the Mortgage Servicing Agreements or the Correspondent Agreements. Except as described in Schedule 3.27 (d) of the Disclosure Letter, each Mortgage Loan (i) is evidenced by an enforceable note or other evidence of indebtedness and is subject to no defense, offset or counterclaim, and (ii) is secured by a duly recorded and enforceable first Mortgage. The Company has not assumed any obligations with respect to Non-Originated Mortgage Loans other than non-recourse servicing obligations. The Company has complied with all guidelines, procedures, rules and regulations of GNMA, FHA, Fannie Mae, Freddie Mac and all other Investors and/or state banking authorities relating to the origination, underwriting and servicing of mortgage loans, which are applicable to the Company.

              (e) Except as set forth on Schedule 3.27(e) of the Disclosure Letter, all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents which previously became due and owing with respect to any Collateral or REO have been paid, or an escrow of funds identified on Schedule 3.27(e) of the Disclosure Letter has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except as set forth on Schedule 3.27(e), the Company has not advanced funds, directly or indirectly, for the payment of any amount required under the Loan Documents except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest.

              (f) Except as set forth in the Loan Documents or the Loan Files and identified on Schedule 3.27(f) of the Disclosure Letter, the terms of each Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved in writing by (i) the relevant Investor and PMI (if any), to the extent required by the relevant Investor and PMI requirements, and (ii) the title insurer, to the extent required by the relevant policies, and its terms are reflected in the Loan Documents or the applicable Loan Files. Except as set forth in the Loan Documents or the Loan Files and identified on Schedule 3.27(f) of the Disclosure Letter, the Company has not (i) subordinated the Lien of any Mortgage Loan to any other Mortgage or Lien, (ii) released any portion of the Collateral from the Lien of any Mortgage Loan or
(iii) executed any instrument of release, cancellation or satisfaction with respect to any Mortgage Loan.

              (g) Except to the extent that the enforceability may be affected by bankruptcy or other laws affecting the rights of creditors generally, each of the Originated Mortgage Loans and Loan Documents and, to the best of Sellers' Knowledge, each Non-Originated Mortgage Loan, is enforceable in accordance with its terms and the exercise of any right thereunder will not render the Mortgage Loan or Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, and no such right of rescission has been asserted with respect thereto.

              (h) Except as set forth on Schedule 3.27(h) of the Disclosure Letter, none of the Servicing Rights is subject to recourse against the Company for losses on liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, and the Company has no obligation or recourse to any Person to which it may have sold or transferred any Mortgage Loans or Servicing Rights. For the purposes of this Section, "recourse" shall not include industry standard representations and warranties (such as those concerning title, zoning, etc.), except to the extent that such representations and/or warranties relate generally to economic performance.

              (i) Except as set forth on Schedule 3.27(i) of the Disclosure Letter, neither the Sellers nor the Company has any notice or knowledge of (i) any proceeding pending or threatened for the partial or total condemnation of any of the property securing a Mortgage Loan or that all or any part of the property securing a Mortgage Loan has been or will be condemned or (ii) any casualty affecting any portion of the property securing a Mortgage Loan.

              (j) To the best knowledge of the Sellers, after diligent inquiry, all Persons which have had any interest in a Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state in which the Collateral is located, and (ii) (1) organized under the laws of such state, (2) qualified to do business in such state, (3) federal savings and loan associations or national banks having principal offices in such state, or (4) not doing business in such state. No act or acts by any Person which has had an interest in an Owned Mortgage Loan will render the Mortgage Loan or Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, and no such right of rescission has been asserted with respect thereto.

              (k) To the extent required by the applicable Investor, each Originated Mortgage Loan and, to the best of Sellers' knowledge, each Non-Originated Mortgage Loan is insured by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to the relevant Investor, containing such endorsements and affirmative insurance as is customary for similar transactions; each such title insurance policy is issued by a title insurer acceptable to the applicable Investor qualified to do business in the jurisdiction where the Collateral is located, and insures the originator and its successors and assigns as to the first priority Lien of the Mortgage in the original principal amount of the Mortgage Loan subject only to those Liens shown on the title policy and approved in writing by the Investor. The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Neither the Company nor any prior servicer has committed or suffered any act or omission which would impair the coverage of such lender's policy.

              (l) Except as set forth on Schedule 3.27(l) of the Disclosure Letter, there are no payment defaults under the Loan Documents nor any events which, with the giving of notice or the passage of time, or both, would constitute a payment default.

              (m) In the event a Mortgage Loan is secured by a deed of trust, all applicable requirements of law with respect to the trustee service under such deed of trust have been complied with or, if not complied with, can be cured solely by substituting trustees thereunder and by filing a substitution of trustee document in the appropriate filing or recording office.

              (n) The Collateral securing each of the Mortgage Loans has been covered by policies of hazard, builders' risk, all-risk property and flood insurance, to the extent required by all applicable Legal Requirements or Investor requirements applicable to such Mortgage Loan, all in a form usual and customary in the industry and all of which are in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the Closing Date. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor requirements. The Company has not been informed of any uninsured casualty losses to the premises securing the Mortgage Loans or any casualty losses to such premises where coinsurance has been, or the Company has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the casualty insurance carrier. To the best knowledge of the Sellers, all damage with respect to which casualty insurance proceeds have been received by or through the Company has been repaired or is in the process of being repaired with such proceeds. Except as set forth in
Schedule 3.27(n) of the Disclosure Letter, the Company has not been informed nor does the Company have any independent knowledge that any property subject to a Mortgage has been or will be condemned in whole or in part.

              (o) Each Mortgage Loan which is represented on Schedule 3.27(o) of the Disclosure Letter to have FHA Insurance is insured under the National Housing Act. As to each contract of FHA mortgage insurance and each Mortgage Loan which is represented on Schedule 3.27(o) of the Disclosure Letter to be insured by PMI, the Company has complied with all applicable provisions of the related insurance or guarantee contract and all applicable Legal Requirements, the insurance or guarantee is in full force and effect with respect to each Mortgage Loan or related obligation, and there does not exist any event or condition which currently, or but for the passage of time or the giving of notice or both, can result in a revocation, impairment or reduction of or set off with respect to any such insurance or guarantee.

              (p) Except as set forth on Schedule 3.27(p) of the Disclosure Letter, the Company collects all escrows related to the Mortgage Loans. Except as set forth on Schedule 3.27(p) of the Disclosure Letter, all escrow accounts have been maintained by the Company and, to the best of the Sellers' Knowledge, all prior servicers in accordance with all applicable Legal Requirements and the requirements of Investors and PMIs, and in accordance with the Mortgage Servicing Agreements and the Loan Documents related thereto. Except as set forth on Schedule 3.27(p) of the Disclosure Letter, the Company has credited to the account of mortgagors all interest required to be paid on any escrow account through the Closing Date. All escrow, custodial, and suspense accounts related to the Owned Mortgage Loans are held in the Company's name or the Investor's name by the Company. Schedule 3.27(p) of the Disclosure Letter sets forth the correct account number and location of each escrow account.

              (q) The Company is the sole owner and holder of legal title to each of the Owned Mortgage Loans and no other Person has any interest in the Owned Mortgage Loan other than the applicable Investor.

              (r) Except as set forth on Schedule 3.27(r), no defaults of any nature under the terms of any of the FHA Loans have occurred and are continuing or are reasonably expected by the Company to occur, which would entitle the Company to assign the FHA Loan to the FHA in exchange for mortgage insurance benefits.

              (s) Set forth on Schedule 3.27(s) of the Disclosure Letter is a complete and correct list of all letters of credit held by the Company, identifying for each the Investor or PMI, amount, expiration date, reason held, account party and other material information relating thereto. Each such letter of credit is irrevocable, unconditional, fully enforceable and satisfies all applicable Investor requirements.

              (t) Except as identified on Schedule 3.27(t) of the Disclosure Letter, the Company's warehousing lender or other Investor or a custodian therefor has physical possession of the executed original Mortgage Note for each Mortgage Loan, which Mortgage Notes are located in the location set forth in
Schedule 3.27(t) of the Disclosure Letter and are held in a fire-proof vault.

              (u) Except as identified on Schedule 3.27(u) of the Disclosure Letter, the Company is under no obligation to make any future advances under any of the Mortgage Loans. Except as identified on Schedule 3.27(u) which also identifies the source and amount of future funding, any mortgage amounts that may hereafter be required to be disbursed to the applicable borrower are held in escrow or other reserve accounts with or on behalf of the Company. All agreements to provide future funding from Investors are in full force and effect and the Sellers have no reason to believe, after diligent inquiry, that such funding will not be available as and when necessary.

              (v) All of the real property and improvements included in the Collateral securing the Originated Mortgage Loans and, to the best of Sellers' knowledge, all of the real property and improvements included in the Collateral securing the Non-Originated Mortgage Loans comply in all material respects with all applicable zoning, land use, environmental and, to the best knowledge of the Sellers, after diligent inquiry, other Legal Requirements applicable to the property or the related borrower as well as any regulatory agreement or restrictive covenant affecting the Collateral.

              (w) Each of the Originated Mortgage Loans and, to the best of Sellers' knowledge, each of the Non-Originated Mortgage Loans complies with or is exempt from applicable Legal Requirements pertaining to usury. The requirements of all applicable Legal Requirements governing consumer credit and truth-in-lending have been complied with respect to each Originated Mortgage Loan and to the best of Sellers' knowledge, with respect to each Non-Originated Mortgage Loan.

              (x) To the best Knowledge of the Sellers, after diligent inquiry, there are no structural defects affecting any of the improvements included in the Collateral securing the Mortgage Loans, other than defects for which adequate reserves have been established by the borrower with the Company which are identified on Schedule 3.27(x) of the Disclosure Letter.

              (y) The Company has filed or caused to be filed all necessary UCC financing statements, including all necessary extension statements, in the appropriate offices to perfect and maintain the first Lien security interest in all Collateral for which such filings are necessary.

              (z) Except as set forth on Schedule 3.27(z) of the Disclosure Letter, there exists a binding contract or agreement providing for the purchase of each of the Owned Mortgage Loans by an Investor; each such contract or agreement is in full force and effect; there exists no basis upon which any of such Investors could refuse to purchase any of the Owned Mortgage Loans pursuant to such contracts or agreements; and the Sellers have no reason to believe, after diligent inquiry, that any of the Owned Mortgage Loans will not be purchased by the applicable Investors in due course in accordance with such contracts or agreements.

              (aa) Except as set forth on Schedule 3.27(aa) of the Disclosure Letter, the Company has never been required to re-purchase any Mortgage Loan and has never been subject to any surcharge or experienced any deduction from the amount of any claim that it has presented for mortgage insurance, guarantee or similar benefits with respect to any defaulted Mortgage Loan.

              (bb) The Company has no Flow Servicing Agreements.

              (cc) Attached hereto as Schedule 3.27(cc) of the Disclosure Letter are true and complete lists of (i) all outstanding loan commitments, other than repurchase obligations under Mortgage Servicing Agreements and purchase obligations made by the Company, (ii) all commitments made by Investors to purchase Mortgage Loans from the Company (or to guarantee and purchase mortgage-backed securities with respect thereto), (iii) the discount/purchase price of each of the Investor commitments, and (iv) all future and option contracts.

              (dd) Except as set forth in Schedule 3.27(dd) of the Disclosure Letter, the Company owns the entire right, title and interest in and to the servicing of each Mortgage Loan in the Mortgage Servicing Portfolio and the sole right to service such Mortgage Loans subject to the Mortgage Servicing Agreements, free and clear of all Liens. Except as set forth in Schedule 3.27(dd) of the Disclosure Letter, the Company has the full right, power and authority to enter into and consummate this Agreement without any negative impact on any of the Mortgage Servicing Agreements and to sell the Servicing Rights under the Mortgage Servicing Agreements, including the Servicing Rights to the Mortgage Loans in the Mortgage Servicing Portfolio and the Company is not obligated to sell all or any part of same to any other party.

              (ee) Except as set forth in Schedule 3.27(ee) of the Disclosure Letter, the Company has not received notice of a servicing impropriety for any Mortgage Loan in the Mortgage Servicing Portfolio, and each Mortgage Loan serviced by the Company has been properly serviced and accounted for in all respects in accordance with standard industry practices. To the extent that any applicable Legal Requirement in any jurisdiction or of any Investor requires the payment of interest on escrow accounts by the Company with respect to any particular Mortgage Loan, all such interest has been properly paid. All amounts payable in respect of a Mortgage Note, Mortgage, or the property covered by a Mortgage which the Company is responsible for paying, directly or on behalf of a mortgagor, have been paid when due and payable. All pools for which the Company is responsible are in compliance with all applicable Investor requirements, procedures, rules, regulations and guidelines. The custodial files for each Mortgage Loan will contain upon the Closing Date all items required by all applicable Investor requirements, procedures, rules, regulations and guidelines for the certification of such pools. The securities backed by such pools are issued on uniform documents in accordance with the applicable Investor requirements, procedures, rules, regulations and guidelines. The principal balances outstanding and owing on the Mortgage Loans in each pool equal or exceed the amounts owing to the security holders of each pool.

              (ff) Each Mortgage Servicing Agreement is valid, binding and enforceable in accordance with its terms. The Company has serviced all Mortgage Loans in accordance with all applicable Investor requirements. There are no pending or threatened claims by any Investor against the Company relating directly or indirectly to any Mortgage Loan or any Mortgage Servicing Agreement. The Company has no notice of any default by other parties under any Mortgage Servicing Agreement or Flow Servicing Agreement. No material default of the Company exists under any Mortgage Servicing Agreement or Flow Servicing Agreement, including any default arising with notice or lapse of time, or both.

              (gg) Each Mortgage Loan File is complete in all material respects, and all monies received with respect to each Mortgage Loan have been properly accounted for and applied. There are no defects in any Mortgage Loan File, Mortgage Loan or pool.

              (hh) Except as set forth in Schedule 3.27(hh) of the Disclosure Letter, the Company has received no notice from the FHA or any PMI disclaiming liability on the insurance or guaranty of any Mortgage Loan in the Mortgage Servicing Portfolio, and neither the Sellers nor the Company has any knowledge, after diligent inquiry, of any facts or circumstances which if disclosed to any such entities would result in such a disclaimer of liability.

              (ii) The Company has properly conducted, in all material respects, an escrow analysis for each Mortgage Loan within the 12 month period immediately preceding the Closing Date. All books and records with respect to each such Mortgage Loan are in good condition and are adjusted to reflect properly the results of the escrow analysis. The Company has delivered notification to the mortgagor under each such Mortgage Loan of all payment adjustments resulting from such escrow analysis.

              (jj) All Mortgage Loans with adjustable rates, if any, have been timely and appropriately adjusted, in all material respects, and the mortgagors appropriately advised where it is the obligation of the Company to do so. All buydown funds with respect to such Mortgage Loans have been properly applied. All real estate taxes, assessments and similar charges due in respect of the property covered by each such Mortgage Loan having an impound account administered by the Company are current.

              (kk) No amounts are owing to HUD or any other entity with respect to Mortgage Loans in the Mortgage Servicing Portfolio for overpaid subsidies, except in the ordinary course of business and in an amount which in the aggregate is less than $20,000. No amounts are owing to the Company by mortgagors or anyone else with respect to Mortgage Loans in the Mortgage Servicing Portfolio for overpaid subsidies.

        3.28  REAL ESTATE OWNED

The Company does not hold any REO and does not own or lease real property other than as disclosed in Schedule 3.28 of the Disclosure Letter. No properties are in foreclosure by the Company on behalf of itself or on behalf of any Investor other that as disclosed in Schedule 3.28 of the Disclosure Letter.

        3.29  OWNERSHIP OF THE SHARES

        As of the Closing Date, the Sellers own of record and beneficially all of the Shares, and as of the Closing Date, Sellers will have good title to such Shares free and clear of all Liens.

        3.30  DELIVERY OF GOOD TITLE

        Upon delivery of the Shares to be sold by Sellers hereunder and payment of the Purchase Price therefor pursuant to the terms of this Agreement, Purchaser will have good title to such Shares at Closing free and clear of all Liens.

        3.31  GOVERNMENTAL CONSENTS

        No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of the

Sellers in connection with the execution and delivery of this Agreement, the offer, sale, and delivery of the Shares, or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except as set forth on Schedule 3.31 of the Sellers Disclosure Schedule.

4.      REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Sellers as follows:

        4.1   ORGANIZATION AND GOOD STANDING

        Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        4.2   AUTHORITY; NO CONFLICT; ADEQUATE CAPITALIZATION

              (a) This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of the Employment Agreements (collectively, the "Purchaser's Closing Documents"), the Purchaser's Closing Documents will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, and as of the Closing Date will have obtained all requisite corporate approvals with respect to the execution and delivery of the Purchaser's Closing Documents and the performance of its obligations under this Agreement and the Purchaser's Closing Documents.

              (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                    (i) any provision of Purchaser's Organizational Documents;

                    (ii) any resolution adopted by the board of directors or the stockholders of Purchaser;

                    (iii) any Legal Requirement or Order to which Purchaser may be subject; or

                    (iv) any Contract to which Purchaser is a party or by which Purchaser may be bound.

              (c) The Purchaser has sufficient funds to consummate the Contemplated Transactions, including the payment of the Deferred Portion of the Purchase Price.

        Except for the authorization and approval by its parent, The WMF Group, Ltd. , Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3   INVESTMENT INTENT

        Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

        4.4   CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Purchaser's Knowledge, no such Proceeding has been Threatened.

        4.5   BROKERS OR FINDERS

        Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.

        4.6   TAX ELECTION

        In the event that Purchaser elects to cause the Company to step-up the basis of its assets after Closing pursuant to Section 338 of the IRC, Sellers shall have no obligation or responsibility whatsoever, jointly or severally, for any tax liability resulting from such election either prior to or after the Closing Date.

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

5.      COVENANTS OF SELLERS PRIOR TO CLOSING DATE

        5.1   ACCESS AND INVESTIGATION

        Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Purchaser and its Representatives and prospective lenders and their Representatives (collectively, "Purchaser's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Purchaser and Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and Purchaser's Advisors with such additional financial, operating, and other data and information as Purchaser may reasonably request.

        5.2   OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

        Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

              (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

              (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with Investors, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company; and

              (c) confer with Purchaser concerning operational matters of a material nature.

        5.3   NEGATIVE COVENANT

        Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

        5.4   REQUIRED APPROVALS

        As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Purchaser in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act).

        5.5   NOTIFICATION

        Between the date of this Agreement and the Closing Date, each Sellers will promptly notify Purchaser in writing if such Sellers or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Sellers or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Purchaser a supplement to the Disclosure Letter specifying such change. During the same period, each Sellers will promptly notify Purchaser of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

        5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

        Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by Sellers or any Related Person of Sellers to be paid in full prior to Closing.

        5.7   NO NEGOTIATION

        Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

        5.8   BEST EFFORTS

        Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

6.      COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

        6.1   APPROVALS OF GOVERNMENTAL BODIES

        As promptly as practicable after the date of this Agreement, Purchaser will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Purchaser will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Schedule 3.2 of the Disclosure Letter; provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

        6.2   BEST EFFORTS

        Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Purchaser will use its Best Efforts to cause the conditions in Article 8 to be satisfied.

7.      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

        Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

        7.1   ACCURACY OF REPRESENTATIONS

        All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

        7.2   SELLERS' PERFORMANCE

              (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

              (b) Each document required to be delivered pursuant by the Sellers to Section 2.4 must have been delivered, and each of the other covenants and obligations of the Sellers in this Agreement must have been performed and complied with in all respects.

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

        7.3   CONSENTS

        Each of the Consents must have been obtained by the Sellers and must be in full force and effect.

        7.4   ADDITIONAL DOCUMENTS

        Each of the following documents must have been delivered to Purchaser:

              (a) an opinion of Campbell & Riggs, P.C., Houston, Texas, counsel to the Company and to the Wilson and Hopson, and an opinion of Thomas, Lawless, Esq., counsel to Smeck, each dated the Closing Date, in a form substantially in the form of Exhibit 7.4(a) - I and 7.4(a) -II, respectively, which are attached to and made a part of this Agreement; and

              (b) such other documents as Purchaser may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by such Sellers, (iv) evidencing the satisfaction of any condition referred to in this Article 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        7.5   NO PROCEEDINGS

        Since the date of this Agreement, there must not have been commenced or Threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

        7.6   NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

        There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

        7.7   NO PROHIBITION

        Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any material adverse consequence under, (a) any applicable Legal

Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.      CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

        Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

        8.1   ACCURACY OF REPRESENTATIONS

        All of Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

        8.2   PURCHASER'S PERFORMANCE

              (a) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

              (b) Purchaser must have delivered each of the documents required to be delivered by Purchaser pursuant to Section 2.4 and must have made the cash payments required to be made by Purchaser pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

        8.3   CONSENTS

        Each of the Consents required from the Purchaser pursuant to this Agreement must have been obtained and must be in full force and effect.

        8.4   ADDITIONAL DOCUMENTS

        Purchaser must have caused the following documents to be delivered to
Sellers:

              (a) an opinion of Krooth & Altman, counsel to the Purchaser, dated the Closing Date, in a form reasonably acceptable to the Sellers and their counsel; and

              (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Purchaser, (iii) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (ii) evidencing the satisfaction of any condition referred to in this Article 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

        8.5   NO INJUNCTION

        There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Purchaser, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.      TERMINATION

        9.1   TERMINATION EVENTS

        In addition to termination pursuant to Section 2.3, this Agreement may, by notice given prior to or at the Closing, be terminated:

              (a) by either Purchaser or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

              (b)(i) by Purchaser if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; or

              (c) by mutual consent of Purchaser and Sellers.

        9.2   EFFECT OF TERMINATION

        Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

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

10.     INDEMNIFICATION; REMEDIES

        10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

        All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement (with the exception of the Employment Agreements, which shall be contracts between the Company and the respective Sellers independent of this Agreement except as otherwise specifically provided therein or herein) shall survive the Closing for a period of * from the Closing Date, except to the extent that Damages relate to the fraud or any willful misconduct of any of the Sellers, or to the fact that prior to Closing all employees of the Company were deemed by the Company not to be subject to laws entitling certain employees to the receipt of payment for overtime, in which event such time limitation shall not apply. Notwithstanding the aforesaid, the representations and warranties of the Sellers in Section 3.29 and Section 3.30 shall not be qualified by or subject to any limitation as to time. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Purchaser shall inform the Sellers immediately upon becoming aware of any Breach by the Sellers under this Agreement, provided however, that any failure by the Purchaser so to notify the Sellers shall not relieve the Sellers of any liability under this Agreement nor constitute a waiver by the Purchaser of any of its rights under this Agreement.

        10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

        Sellers, jointly and severally (subject to the personal limitations specified hereinafter in this Section 10.2), will indemnify and hold harmless Purchaser, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third- party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

              (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

-----------------------------
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, market by "*" have been seperately filed with the commission.

              (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in
Section 7.1 not to be satisfied;

              (c) any Breach by any of the Sellers of any covenant or obligation of such Sellers in this Agreement;

              (d) any services provided by, any Acquired Company prior to the Closing Date; or

              (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

        Notwithstanding anything in this Section 10.2 to the contrary, and except as provided in the following paragraph of this Agreement, the joint and several liability of the Sellers with respect to liability under this Section 10, shall be subject to the following limitations as to amount *. Further notwithstanding anything in this Agreement to the contrary, any liability of Smeck with respect to indemnification and Damages is limited to (x) any and all matters relating to the organization, operations and business activities of the Robert C. Wilson Company - Arizona, and (y) any and all matters relating to
Section 3.3 of this Agreement, ownership of the Shares and title (including the quality thereof) of the Shares.

        The aforesaid threshold of [*] shall not be applicable with respect to any representations or warranties of the Sellers with respect to (i) Section
3.29 and Section 3.30 of this Agreement, (ii) claims against the Company or any Acquired Company or amounts which the Company or any Acquired Company is obligated to pay with respect to health insurance or health care of any of the employees of the Company or any Acquired Company and which arise from matters occurring prior to the Closing Date, (iii) Damages arising from the fact that prior to Closing all employees of the Company were deemed by the Company not to be subject to laws entitling certain employees to the receipt of payment for overtime and (iv) the licensure and good standing of the Company in the States of California and Wisconsin, it being acknowledged by the Sellers that the Company is not in compliance with licensure requirements in said States. Notwithstanding anything to the contrary in this Agreement, the Sellers shall be liable to the Company and to the Purchaser for any Damages with respect to licensure and good standing requirements in the States of California and Wisconsin. The Sellers represent and warrant to the Purchaser that the Company has commenced the licensing process in California and Wisconsin. The Purchaser agrees that, after the Closing, it will cause the Company to continue to pursue the license application so as to mitigate any Damages which might occur as a result of the absence of such licenses.

        The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Purchaser or the other Indemnified Persons.

        10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS-- ENVIRONMENTAL MATTERS

        In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Purchaser, the Acquired Companies, and the other Indemnified Persons for, and will pay to Purchaser, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

              (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or
(ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly,

-----------------------------
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, market by "*" have been seperately filed with the commission.

conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

              (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

        Purchaser will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section
10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

        10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY PURCHASER

        Purchaser will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

        10.5  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

              (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3)
Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

              (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

              (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

              (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

        10.6  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

        A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.     GENERAL PROVISIONS

        11.1  EXPENSES

        Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement in excess of Seventy-five Thousand and no/100 Dollars ($75,000). In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        11.2  PUBLIC ANNOUNCEMENTS

        Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser determines. Unless consented to by Purchaser in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Purchaser will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.

        11.3  CONFIDENTIALITY

        Between the date of this Agreement and the Closing Date, Purchaser and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

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

        If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information, including but not limited to the Disclosure Letter, as the other party may reasonably request.

        Except as and to the extent required by law, without the prior written consent of the other Party, neither the Purchaser nor the Company nor the Sellers will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

        11.4  NOTICES

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt by the recipient or by the delivery service making the delivery), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        Sellers:                      c/o Robert C. Wilson, III
                                      19 Briarhollow Lane, Suite 200
                                      Houston, Texas  77027

                                      Facsimile No.:
                                                    ----------------

        with a copy to:               Campbell & Riggs
                                      1980 Post Oak Boulevard, Suite 2300
                                      Houston, Texas 77056
                                      Attention: Winfield M. Campbell, Esq.

                                      Facsimile No.: 713-621-5453

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

        Purchaser:                    Washington Mortgage Financial Group, Ltd.
                                      1593 Spring Hill Road, Suite 400
                                      Vienna, Virginia 22182

                                      Attention:  Howard S. Perkins
                                                  Executive Vice President

                                      Facsimile No.: 703-610-1401

        with a copy to:               Patrick J. Clancy, Esq.
                                      Krooth & Altman
                                      1850 M. Street, N.W., Suite 400
                                      Washington, D.C. 20036

                                      Facsimile No.: 202-872-0145

        11.5  JURISDICTION; SERVICE OF PROCESS

        Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter may be brought against any of the parties in the courts of the Commonwealth of Virginia, County of Fairfax, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        11.6  FURTHER ASSURANCES

        The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        11.7  WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no


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


notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        11.8   ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        11.9   DISCLOSURE LETTER

              (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

              (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        11.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

        Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Purchaser may assign any of its rights under this Agreement to any Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        11.11 SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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

        11.12 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        11.13 TIME OF ESSENCE

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        11.14 GOVERNING LAW

This Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.

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

        11.15 COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        11.16 AGENT OF SELLERS

        Hopson and Smeck appoint and designate Wilson as their agent, and Wilson accepts such appointment and designation, for the purpose of giving to the Purchaser, and receiving from the Purchaser, any and all notices and communications with respect to this Agreement and the Contemplated Transactions. The Sellers agree that any notices and communications from the Purchaser to Wilson in accordance with the provisions of this Agreement shall be deemed to be notices and communications to all of the Sellers.

                             SIGNATURE PAGE FOLLOWS

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

            IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

Witness:                            PURCHASER:
                                    ----------

                                    WASHINGTON MORTGAGE
                                    FINANCIAL GROUP, LTD.

                                    By:
---------------------------------      ---------------------------------
                                          Howard S. Perkins

                                    Its: Executive Vice President

                                    SELLERS:
                                    --------

---------------------------------   -------------------------------------
                                    ROBERT C. WILSON, III

--------------------------------    -------------------------------------
                                    HARRY D. HOPSON, JR.

--------------------------------    -------------------------------------
                                    JOHN C. SMECK, III


                                    THE COMPANY:

                                    THE ROBERT C. WILSON COMPANY

                                    By:
--------------------------------        ---------------------------------
                                          Robert C. Wilson, III

                                    Its:
                                        ---------------------------------




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